Exhibit 99.1

181 W. Huntington Drive, Suite 202, Monrovia, CA 91016
Telephone (626) 357-9983 • Fax (626) 359-9628
www.avinc.com • NASDAQ: AVAV PRESS RELEASE

AeroVironment, Inc. Announces Fiscal 2009 Third Quarter Results

MONROVIA, CA, March 9, 2009 — AeroVironment, Inc. (AV) (NASDAQ: AVAV) today reported financial results for its third quarter ended January 31, 2009.

“In our fiscal third quarter we continued to supply our innovative solutions to existing and new customers while achieving great progress on our development programs.  The strong order flow generated in the quarter produced record funded backlog, indicating continued demand for our solutions,” said Tim Conver, Chairman and Chief Executive Officer.  “Even with our backlog, our view of the balance of the year requires that we lower our revenue outlook for fiscal 2009.  This is driven largely by current economic conditions as well as the timing of the receipt and shipment of customer orders, and does not reflect a fundamental change in our long-term view of the demand for our solutions, the relevance of our development programs or the soundness of our business model.”

Third quarter highlights:

•                  Revenue of $52.2 million

•                  Operating margin of 8%

•                  Earnings per diluted share of $0.21

•                  Funded backlog of $139 million

FISCAL 2009 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2009 was $52.2 million, up 8% over third quarter fiscal 2008 revenue of $48.5 million. The increase in revenue resulted from increased sales in our Unmanned Aircraft Systems (UAS) segment of $1.2 million and Efficient Energy Systems (EES) segment of $2.5 million.

Income from operations for the third quarter of fiscal 2009 was $4.1 million, down 48% from third quarter fiscal 2008 income from operations of $8.0 million. The decrease in income from operations was caused by lower gross margin of $3.2 million and higher research and development (R&D) expense of $1.0 million, partially offset by lower selling, general and administrative (SG&A) expense of $0.3 million.

Net income for the third quarter of fiscal 2009 was $4.5 million, down 24% from third quarter fiscal 2008 net income of $6.0 million.

Earnings per diluted share for the third quarter of fiscal 2009 was $0.21, down 26% from third quarter fiscal 2008 earnings per diluted share of $0.28.

FISCAL 2009 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2009 was $171.6 million, up 13% over the first nine months of fiscal 2008 revenue of $151.4 million. The increase in revenue resulted from increased sales in our UAS segment of $15.3 million and EES segment of $4.9 million.

Income from operations for the first nine months of fiscal 2009 was $23.6 million, up 22% from the first nine months of fiscal 2008 income from operations of $19.3 million. The increase in income from operations was caused by increased gross margin of $6.7 million and lower SG&A expense of $0.6 million, partially offset by higher R&D expense of $3.0 million.

Net income for the first nine months of fiscal 2009 was $18.4 million, up 23% from the first nine months of fiscal 2008 net income of $15.0 million.

Earnings per diluted share for the first nine months of fiscal 2009 was $0.84, up 19% from the first nine months of fiscal 2008 earnings per diluted share of $0.70.

BACKLOG

As of January 31, 2009, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $139.0 million compared to $82.0 million as of April 30, 2008.  Funded backlog as of January 31, 2009 includes a $39.0 million order for Raven systems that was executed on January 30, 2009 with a stated effective date of February 1, 2009.

FISCAL 2009 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2009, the Company is revising its guidance to reflect anticipated full year revenue growth of between 11% and 16% over fiscal year 2008.  The Company maintains its previous guidance with respect to operating margin of between 12% and 14%.

“Full year guidance is now lower than the 20% to 25% annual revenue growth guidance for the year that we reiterated last quarter,” said Tim Conver.  “Given the current economic environment, the fact that we have record backlog and continue to generate cash, with $131 million in cash, cash equivalents and investments on our balance sheet, serves us well.  In building for the future we made great progress on key development programs including Digital Data Link, Global Observer and Switchblade.  Our team is performing well, our solutions are making an important difference to our customers, and we remain well-positioned for future growth.”

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Monday, March 9, 2009, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Stephen C. Wright, chief financial officer, and Steven A. Gitlin, director of investor relations, will host the call.

4:30 PM ET
3:30 PM CT
2:30 PM MT
1:30 PM PT

Investors may dial into the call at (877) 852-6576 (U.S.) or (719) 325-4790 (international) five to ten minutes prior to the start time to allow for registration.

Investors with access to the Internet may access the conference call live over the Internet at the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow fifteen minutes prior to the call to download and install any necessary audio software.  An audio replay of the event will be archived on the Investor Relations page of the company’s web site, at http://investor.avinc.com.

A digital replay of the call will be available on Monday, March 9 at approximately 4:30 p.m. Pacific Time through Monday, March 16 at 9:00 p.m. Pacific Time.  Dial (888) 203-1112 and enter the passcode 1184661.  International callers should dial (719) 457-0820 and enter the same passcode number to access the digital replay.

About AeroVironment, Inc. (AV)

Building on a history of technological innovation, AV designs, develops, produces, and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and efficient electric energy systems.  Agencies of the U.S. Department of Defense and allied military services use the company’s hand-launched UAS to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance, and target acquisition.  Commercial and government entities use AV’s clean transportation solutions such as electric vehicle test systems and electric vehicle fast charge systems, as well as its clean energy solutions.  More information about AV is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; changes in the supply and/or demand and/or prices for our products; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 31,	January 26,	January 31,	January 26,
	2009	2008	2009	2008

Revenue:
Product sales	$30,160	$19,947	$92,746	$83,673
Contract services	22,065	28,588	78,871	67,767
	52,225	48,535	171,617	151,440
Cost of sales:
Product sales	18,682	9,585	55,485	48,487
Contract services	16,866	19,117	53,885	47,356
	35,548	28,702	109,370	95,843
Gross margin	16,677	19,833	62,247	55,597
Selling, general and administrative	7,950	8,216	23,900	24,515
Research and development	4,625	3,664	14,781	11,766
Income from operations	4,102	7,953	23,566	19,316
Other income:
Interest income	197	1,011	1,107	3,133
Income before income taxes	4,299	8,964	24,673	22,449
(Benefit) provision for income taxes	(242)	2,999	6,264	7,476
Net income	$4,541	$5,965	$18,409	$14,973
Earnings per share data:
Basic	$0.21	$0.30	$0.88	$0.77
Diluted	$0.21	$0.28	$0.84	$0.70
Weighted average shares outstanding:
Basic	21,147,902	20,141,903	20,937,284	19,568,819
Diluted	22,030,603	21,517,117	21,940,482	21,320,241

AeroVironment, Inc.

Selected Consolidated Balance Sheet Information

(In thousands except share data)

	January 31, 2009	April 30, 2008
	(Unaudited)
Cash and cash equivalents	$101,938	$105,064
Investments	28,650	13,375
Accounts receivable, net	30,078	29,788
Unbilled receivables and retentions	23,104	20,590
Inventories, net	20,379	15,923
Total assets	230,109	202,779
Stockholders’ equity	200,551	169,740
Shares issued and outstanding	21,295,073	20,614,044

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Nine Months Ended
	January 31,	January 26,	January 31,	January 26,
	2009	2008	2009	2008
		(Restated)		(Restated)
Revenue:
UAS	$43,394	$42,162	$145,926	$130,639
EES	8,831	6,373	25,691	20,801
Total	52,225	48,535	171,617	151,440
Gross margin:
UAS	13,461	17,489	50,050	48,490
EES	3,216	2,344	12,197	7,107
Total	16,677	19,833	62,247	55,597
Selling, general and administrative	7,950	8,216	23,900	24,515
Research and development	4,625	3,664	14,781	11,766
Income from operations	4,102	7,953	23,566	19,316
Interest income	197	1,011	1,107	3,133
Income before income taxes	$4,299	$8,964	$24,673	$22,449

Effective May 1, 2008, the Company consolidated the operations of two of its business segments to reflect the change in the management and organizational structure that was implemented on May 1, 2008.  PosiCharge Systems and Energy Technology Center were consolidated into one segment named Efficient Energy Systems.  As required by Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has restated its historical segment information for the three and nine months ended January 26, 2008, to be consistent with the current reportable segment structure.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

ir@avinc.com